As filed with the Securities and Exchange Commission on May 7, 2007

Registration No. 333-115387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	06-0885252
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

One Targeting Centre

Windsor, Connecticut 06095

(860) 285-6100

(Address of Principal Executive Offices, including Zip Code

and Telephone Number)

ADVO, INC. 401(K) SAVINGS PLAN (PLAN NUMBER 004)

(Full Title of the Plan)

Barry P. Hoffman, Esq.

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Name, Address, including Zip Code, and Telephone Number,

including Area Code,

of Agent for Service)

Copies to:

Amy S. Leder, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

(212) 547-5400

EXPLANATORY NOTE

On May 11, 2004, ADVO, Inc. (“ADVO”) filed with the United States Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-115387) (the “Registration Statement”), which registered 50,000 shares of ADVO’s common stock, par value $0.01 per share (the “ADVO Common Stock”), and an indeterminate number of plan interests for issuance under the ADVO Inc. 401(K) Savings Plan (Plan Number 004) (the “Plan”).

On March 2, 2007, Valassis Communications, Inc. (“Valassis”), through its wholly-owned subsidiary, Michigan Acquisition Corporation, a Delaware Corporation (“Michigan”), completed its acquisition of ADVO, pursuant to an Agreement and Plan of Merger, dated as of July 5, 2006, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 18, 2006, by and among Valassis, Michigan and ADVO (the “Merger”). In connection with the Merger, each outstanding share of ADVO Common Stock, including the ADVO Common Stock held by the Plan, was converted into the right to receive an amount in cash equal to $33.02. As a result of the Merger, ADVO’s separate corporate existence terminated and ADVO became a wholly-owned subsidiary of Valassis. In addition, as of March 2, 2007, shares of ADVO Common Stock and Plan interests ceased to be offered and sold pursuant to the Plan. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all shares of ADVO Common Stock and Plan interests reserved for issuance under the Plan that have not yet been issued.

Pursuant to the undertaking in the Registration Satement to remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering, ADVO is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all of the shares of ADVO Common Stock and Plan interests that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on the 7th day of May, 2007.

ADVO, INC.

By:	/s/ Robert A. Mason
Robert A. Mason
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATED

/s/ William F. Hogg, Jr.	Director	May 7, 2007
William F. Hogg, Jr.

/s/ Robert A. Mason	President and Director	May 7, 2007
Robert A. Mason	(Principal Executive Officer)

/s/ Steven Mitzel	Chief Financial Officer and Director	May 7, 2007
Steven Mitzel	(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the ADVO Inc. 401(K) Savings Plan (Plan Number 004) has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut on May 7, 2007.

ADVO, INC. 401(K) SAVINGS PLAN (PLAN NUMBER 004)

By: ADVO, INC.

By:	/s/ Steven Mitzel
Name:	Steven Mitzel
Title:	Chief Financial Officer